Exhibit 1.01

Cadre Holdings, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2024

This is the Conflict Minerals Report (this “Report”) of Cadre Holdings, Inc., a Delaware corporation (together with our consolidated subsidiaries, the “Company,” “Cadre,” “we,” “our,” and “us”), for the reporting period from January 1, 2024, to December 31, 2024. Cadre has prepared this Report to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). The Securities and Exchange Commission (the “SEC”) adopted Rule 13p-1 to implement reporting and disclosure requirements related to conflict minerals in the Democratic Republic of Congo or its adjoining countries (collectively, the “Covered Countries”) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012. This Report describes the measures we have taken to exercise due diligence on the source and chain of custody of the conflict minerals contained in our products manufactured during the year ended December 31, 2024.

Certain terms and concepts in this Report are further explained in Rule 13p-1 and the Form SD rules. Consistent with those sources, for the purposes of this Report, the term “conflict minerals” means cassiterite, columbite, tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (collectively, “3TG”) or any other mineral or its derivatives determined by the United States Secretary of State to be financing conflict in the Covered Countries.

Our Products

For over 60 years, we have been a global leader in the manufacturing and distribution of safety equipment and other related products for the law enforcement, first responder, military and nuclear markets. Our equipment provides critical protection to allow its users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations.

During the year ended December 31, 2024, our operations primarily consisted of the manufacture and sale of products, including manufacturing at our own facilities and by contract manufacturers using our design specifications. We provide products in various categories, including, but not limited to, body armor, explosive ordnance disposal equipment, duty gear, nuclear safety products crowd control products, communications and forensics, among other products, sold through both direct and indirect channels. Examples of our products include, but are not limited to, concealable, corrections and tactical armor, ballistic shields and helmets, explosive ordnance disposal suits and bomb disposal robots, holsters, duty belts and pouches, launchers, impact munitions, chemical agents, aerosols, batons, engineered container solutions for the nuclear industry, communication headsets and hearing protection.

As certain conflict minerals are necessary to the functionality or production of certain products that we manufacture and/or contract to manufacture, we conducted a good faith reasonable country of origin inquiry regarding those conflict minerals to determine whether any of the 3TGs used within our products originated in the Covered Countries or is from recycled or scrap sources.

To perform the inquiry and undertake due diligence on the source of 3TGs in our products, Cadre is dependent on our suppliers to provide information on the origin of conflict minerals in our products. Cadre, as a purchaser, is many steps removed from the mining of 3TGs. Cadre typically does not have a direct relationship with 3TG smelters and refiners, and we do not perform or direct audits of these entities outside our supply chain. To implement our inquiry, cross-functional teams conducted a review of products and product families potentially containing 3TGs. Based upon the results of that analysis, the teams determined products potentially containing 3TGs, such as commodity types of components, including metal parts or materials, electronic parts, munition cannister or bodies, buckles, trims, fasteners, snaps, and others.

In 2024, the Company acquired Alpha Safety, a group of businesses in the nuclear safety industry. However, in accordance with SEC guidance, the conflict minerals reporting obligations related to these businesses will not apply until the fiscal year 2025 filing that the Company will make next year, and therefore this Conflict Minerals Report does not include or discuss Alpha Safety’s business or products.

Our Vendor List

Our supply chain vendor list (the “Vendor List”) contained 656 suppliers identified as in-scope for conflict mineral regulatory purposes and which were contacted as part of our reasonable country of origin inquiry. In many cases, for a given part or component in one of our products, we have multiple vendors as a source for that part or component and each of those vendors is listed on our Vendor List.

Our Calendar Year 2024 Reasonable Country of Origin Inquiry and Supply Chain Due Diligence

We do not engage in the extraction, transportation, handling, trading, processing, smelting, refining, or alloying of any conflict minerals and we do not acquire conflict minerals directly from any smelter or refiner, regardless of country of origin. To the extent that conflict minerals may be incorporated into our products, they are acquired through our supply chain in the form of parts, components and other materials that are incorporated into our finished products. We designed our conflict minerals reasonable country of origin inquiry and supply chain due diligence around our product manufacturing supply chain. We defined the scope of our conflict minerals inquiry by identifying and contacting the suppliers on our approved vendor list that provide parts, components or other materials that may contain conflict minerals. We rely upon our suppliers to provide information on the origin of the conflict minerals contained in materials supplied to us, including sources of conflict minerals that are supplied to them from sub-tier suppliers. We expect our suppliers to provide us with sourcing information per our conflict minerals policy.

In general, we encountered the following challenges in obtaining responses from our suppliers:

•	we are dependent on information received from our direct suppliers to conduct our reasonable country of origin inquiry process, which includes the inherent limitation of the possibility that the supplied information was inaccurate, incomplete, or falsified despite our efforts to validate and confirm the information; and

•	we have a varied supplier base with differing levels of resources and sophistication, and many of our suppliers are not themselves subject to Rule 13p-1 of the Securities Exchange Act of 1934, as amended.

Our Conflict Minerals Policy Statement and Supplier Outreach

Our conflict minerals policy statement is posted on our Internet website, at https://www.cadre-holdings.com, under the tab “Governance Documents” within the section called “Governance.” Our conflict minerals due diligence process included the development of a conflict minerals policy, establishment of a cross-functional team, engagement of a third-party vendor to conduct supply chain due diligence, communication with suppliers, gathering compliance data, and measuring and internally reporting our due diligence progress. We distributed supplier notices summarizing our conflict minerals policy to the suppliers on our Vendor List. For the year ended December 31, 2024 Reasonable Country of Origin Inquiry (“RCOI”), we engaged Assent Inc. (“Assent”) to enhance our conflict minerals compliance program. Assent adheres to the OECD Responsible Minerals due diligence framework and applies that framework to our supply chain engagement.

The suppliers on our Vendor List were included in the due diligence performed by Assent. Prior to being asked to provide conflict minerals data, suppliers were first asked a series of questions to determine whether the products they supply to us contain 3TG, which is necessary to the functionality or production of our products. This information was used to determine which suppliers were in scope for regulatory purposes and thus asked to provide additional conflict minerals information.

We engaged with Assent to develop a list of suppliers determined to be in-scope for regulatory purposes based on our influence over the manufacturing process (i.e., meeting the definition of “manufacture” or “contracted… to be manufactured” in Rule 13p-1) and potential use of 3TG. Assent contacted our suppliers to collect information about the presence and sourcing of the 3TG used in the products and components supplied to us. This program utilized the industry standard Conflict Minerals Reporting Template (the “CMRT”), which was developed to facilitate disclosure and communication of information regarding smelters that provide 3TG materials to a company’s supply chain.

Suppliers were offered two options to submit the required information, either by uploading the CMRT in Excel format or by completing an online survey version of the CMRT template directly in the Assent platform.

Suppliers who had already performed due diligence using the CMRT were asked to upload this document into the Assent system or to provide this information in the online survey version. Assent sent an email to our suppliers containing a registration and survey request link for the online data collection platform. Following the initial introductions to the program and information request, email reminders were sent to each non-responsive supplier requesting survey completion to ensure comprehensive collection. In recognition that the information requested can take time to collect and aggregate, suppliers were given a final deadline to provide information about the metal processors present in their supply chains for the year ended December 31, 2024.

Suppliers were asked to provide information regarding the sourcing of their materials with the goal of identifying the 3TG smelters or refiners and associated mines countries of origin. We chose to give our suppliers the ability to share information at a level with which they were most comfortable, i.e. company, product or user-defined, but the declaration scope had to be specified. Suppliers were requested, but not required, to provide an electronic signature before submitting their data to verify that all answers submitted were accurate to the best of the supplier’s knowledge. Assent evaluated each supplier’s responses for plausibility, consistency, and gaps. If any of the following quality control flags were raised, suppliers were automatically contacted by Assent for further information on a bi-weekly basis up to three times:

•	one or more smelters or refiners were listed for an unused metal;

•	smelter or refiner information was not provided for a used metal, or such information provided was not a verified metal processor;

•	the supplier answered yes to sourcing from the Covered Countries, but none of the smelters or refiners listed are known to source from the region;

•	the supplier indicated that they have not received conflict minerals data for each metal from all relevant suppliers;

•	the supplier indicated they have not identified all of the smelters or refiners used for the products included in the declaration scope;

•	the supplier indicated they have not provided all applicable smelter or refiner information received; and

•	the supplier indicated 100% of the 3TG for products covered by the declaration originates from scrap/recycled sources, but one or more smelters or refiners listed are not known to be exclusive recyclers.

For supply chains with smelters or refiners that are known or thought to be sourcing from the Covered Countries, additional investigation was conducted to determine the source and chain-of-custody of the regulated metals. Assent relies on internationally accepted third-party audit standards to determine which smelters or refiners are considered “DRC Conflict Free”, referred to as the Responsible Minerals Assurance Process (“RMAP”). If the smelter or refiner is not certified by independent evaluation, Assent attempts up to three times to contact them to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes they undertake to track the chain-of-custody on the source of their mineral ores. Relevant information reviewed includes, but is not limited to, whether the smelter or refiner has a documented, effective, and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Assent also performs internet research to determine whether there are any outside sources of information regarding the smelter or refiners sourcing practices.

In addition to sourcing practices, Assent researches RCOI data. Their criteria requires a minimum of 10,000 independently verified data points in order for data to be included in their library. As a result, we were able to identify RCOI for almost 90% of the 364 smelters identified through our supply chain.

Cadre believes that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our products, including (i) seeking information about 3TG smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT, (ii) verifying those smelters and refiners with the expanding Responsible Minerals Initiative list, (iii) conducting the due diligence review, and (iv) obtaining additional documentation and verification, as applicable.

Appendix A to this report contains the RCOI reported to be in our supply chain.

Future Measures to Mitigate Risk

We continue to evaluate our supplier relationships to promote compliance with our conflict minerals policy and mitigate the risk that the conflict minerals contained in our products could be financing conflict in the Covered Countries. We are committed to continuously improving our supply chain due diligence efforts using the following measures:

•	continuing to assess the presence of conflict minerals in our supply chain;

•	continuing to communicate expectations to our suppliers with regard to sourcing of conflict minerals, supplier performance, and transparency;

•	continuing engagement with suppliers and working to increase the response rate to the CMRT;

•	implementing internal measures to strengthen our engagement with suppliers on these issues; and

•	continuing to compare RCOI results to information collected through independent conflict-free smelter validation programs.

Forward-Looking Statements

Please note that in this Report we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and other similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that the Company intends to take to mitigate the risk that 3TG that are necessary to the functionality or production of products that it manufactures or contracts to manufacture finance conflict in the Covered Countries. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company at the time such statements are made and therefore involve a number of risks and uncertainties. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this Report, include, but are not limited to, the continued implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers on a timely basis or at all; whether smelters and refiners and other market participants responsibly source 3TG; political and regulatory developments in the Covered Countries, the United States or elsewhere, as well as those risks and uncertainties more fully described from time to time in the Company’s public reports filed with the SEC, including under the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this Report are based upon information available to the Company as of the date of this Report and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this Report.

Appendix A

Country of Origin

Albania

Andorra

Angola

Argentina

Armenia

Australia

Austria

Azerbaijan

Belarus

Belgium

Benin

Bermuda

Bolivia (Plurinational State of)

Botswana

Brazil

Bulgaria

Burkina Faso

Burundi

Cambodia

Canada

Central African Republic

Chile

China

Colombia

Congo

Cyprus

Democratic Republic of Congo

Djibouti

Dominica

Dominican Republic

Ecuador

Egypt

El Salvador

Eritrea

Estonia

Ethiopia

Fiji

Finland

France

Georgia

Germany

Ghana

Guam

Guatemala

Guinea

Guyana

Honduras

Hong Kong

Hungary

India

Indonesia

Ireland

Israel

Italy

Ivory Coast

Japan

Jersey

Kazakhstan

Kenya

Korea

Kyrgyzstan

Liberia

Liechtenstein

Lithuania

Luxembourg

Madagascar

Malaysia

Mali

Mauritania

Mexico

Mongolia

Morocco

Mozambique

Myanmar

Namibia

Netherlands

New Zealand

Nicaragua

Niger

Nigeria

Norway

Oman

Panama

Papua New Guinea

Peru

Philippines

Poland

Portugal

Russian Federation

Rwanda

Saudi Arabia

Senegal

Serbia

Sierra Leone

Singapore

Slovakia

Solomon Islands

South Africa

South Sudan

Spain

Sudan

Suriname

Sweden

Switzerland

Taiwan

Tajikistan

Tanzania

Thailand

Togo

Turkey

Uganda

United Arab Emirates

United Kingdom

United States of America

Uruguay

Uzbekistan

Vietnam

Zambia